EXHIBIT Q

CONSENT

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated August 12, 2020 to the prospectus dated January 26, 2018 relating to securities issued pursuant to Registration Statement No. 333-222149 of Canada.

August 12, 2020

/s/ Milbank LLP
Milbank LLP